NewsLine
November 21, 2023
TO ALL MEMBERS:

2023 BOARD OF DIRECTORS ELECTION RESULTS:
FOUR DIRECTORS ELECTED TO FOUR-YEAR TERMS;
KATHLEEN ROGERS REJOINS THE BOARD;
JAMES J. VANCE RE-ELECTED BOARD VICE CHAIR

We are pleased to announce the results of the 2023 FHLB Cincinnati Board of Directors (Board) election. In this election, two Ohio Member Directors and two at-large Independent Directors were elected to the Board. From Ohio, Robert T. Lameier and Jonathan D. Welty were declared elected. Lewis Diaz, Covington, Ky., and Steven E. Stivers, Columbus, Ohio, were elected to serve as Independent Directors. All four directors will serve four-year terms commencing January 1, 2024, and expiring December 31, 2027.

OHIO MEMBER DIRECTOR ELECTION RESULTS
In the Ohio Member Director election, incumbent directors Robert T. Lameier, Director, Miami Savings Bank, Miamitown, and Jonathan D. Welty, President & CEO, Ohio Capital Finance Corporation, Columbus, were the only candidates nominated to run for the two open Ohio Member Director seats. In accordance with FHFA regulations, no election is required, and Mr. Lameier and Mr. Welty were each declared elected in a notice to members dated September 8, 2023.

INDEPENDENT DIRECTOR ELECTION RESULTS
In the at-large election of the Independent Directors, the Board nominated incumbent Public Interest Director Lewis Diaz and Steven E. Stivers to run for the open seats. Mr. Diaz’s experience in housing and community development provides the background required for the role of Public Interest Director. Mr. Diaz and Mr. Stivers exceeded the 20 percent minimum regulatory requirement of votes eligible to be cast and are thereby elected to the Board.

Number of eligible voting members: 616
Total eligible votes to be cast per candidate: 8,533,828

Lewis Diaz (elected)
Partner Dinsmore & Shohl, LLP, Covington, Ky.
Total votes received: 2,676,642
Percent of votes eligible to be cast: 31.4%

BUILDING STRONGER COMMUNITIES

Director Election
November 21, 2023

Steven E. Stivers (elected)
President & CEO, Ohio Chamber of Commerce, Columbus, Ohio
Total votes received: 2,984,891
Percent of votes eligible to be cast: 35.0%

The Board appointed Kathleen A. Rogers to fill a vacant Ohio Member Director position. Ms. Rogers will complete the remainder of the vacant term, ending December 31, 2025, for which she had been elected prior to her retirement as an officer at another Ohio member bank. Ms. Rogers currently serves as a director of Fifth Third Bank, Cincinnati, Ohio.

The Board ratified election results and took additional action to re-elect James J. Vance, Senior Vice President and Co-Chief Investment Officer, Western-Southern Life Assurance Company, Cincinnati, Ohio, to serve as Vice Chair of the Board. His two-year term commences January 1, 2024, and expires December 31, 2025.

On behalf of the Board and staff, I would like to thank our members for participating in the director election and would also like to congratulate our newly elected and returning Directors.

Andrew S. Howell
President and CEO